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                                                           EXHIBIT 23.2


                      INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-23377 of NEXTLINK Communications, Inc. on Form S-4 of our report dated January 24, 1997, except for Note 7 as to which the date is February 4, 1997, related to the financial statements of Linkatel Pacific, L.P. (a California limited partnership)(a development stage entity) as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 and the cumulative period from July 21, 1993 (date of inception) to December 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
April 22, 1997